Exhibit 99.1

HOOKIPA and Gilead Amend Collaboration and License Agreement to Develop Immunotherapies Against HIV

•	HOOKIPA to develop arenaviral-based therapeutic for HIV through Phase 1b clinical trial completion; Gilead has exclusive rights for further program development thereafter

•	Financial terms include $15 million initiation fee and $35 million equity commitment

New York City, US and Vienna, Austria, February 15, 2022 - HOOKIPA Pharma Inc. (NASDAQ: HOOK, ‘HOOKIPA’), a company developing a new class of immunotherapeutics based on its proprietary arenavirus platform, today announced it has entered into an amended and restated collaboration and license agreement with Gilead to advance the development of a novel arenaviral immunotherapy as a component of a potential functional curative regimen for human immunodeficiency virus (HIV).

In April 2018, Gilead licensed exclusive rights to HOOKIPA’s versatile arenaviral platform to develop immunotherapies for HIV and hepatitis B virus (HBV). Under those terms, the companies agreed to collaborate through a joint research phase, after which time Gilead had rights for further development. Under the amended and restated agreement, HOOKIPA is responsible for advancing the HIV program through the completion of a Phase 1b clinical trial, with funding from Gilead via an upfront payment and equity purchases. At the completion of the Phase 1b trial, Gilead has the exclusive right to assume further development of the program. The HBV portion of the agreement remains unchanged.

“We are pleased to enter into this amended agreement with Gilead which includes provisions that we believe benefit both parties, and we hope ultimately the HIV community,” said Joern Aldag, Chief Executive Officer at HOOKIPA. “Gilead is helping to advance our novel arenaviral platform technology, which has the potential to complement Gilead’s overall research strategies for cures of HIV and HBV.”

Hookipa earned a one-time $4 million preclinical milestone payment under the original 2018 collaboration and license agreement. Upon signing of the amended agreement, Hookipa will receive a payment of $15 million. In addition, Gilead will make a $5 million equity investment in HOOKIPA at a premium to the current market price, and up to an additional $30 million of equity financing that can be drawn at HOOKIPA’s discretion by December 31, 2023.

HOOKIPA’s research collaboration with Gilead to develop a potential functional cure for Hepatitis B virus (HBV) continues to move forward under the original agreement terms. The project progressed successfully into preclinical development, and Gilead plans to advance the program to the IND-enabling stage in 2022, supporting clinical entry of an alternating two-vector arenaviral therapeutic for the treatment of HBV.

For further details on the amended agreement, refer to our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 15, 2022.

About HOOKIPA

HOOKIPA Pharma Inc. (NASDAQ: HOOK) is a clinical-stage biopharmaceutical company focused on developing novel immunotherapies that mobilize and amplify targeted T cells to address unmet needs in cancer.

The company is leveraging its proprietary, versatile platform to engineer a broad pipeline of differentiated arenaviral therapeutics. These novel immunotherapies induce robust antigen-specific killer T cells to a broad range of self and non-self antigens, including viral antigens, tumor-associated antigens and neoantigens. HOOKIPA’s platform technology uses replicating viral vectors based on the target cancer, with the potential to induce killer T cell response levels previously not achieved by other immunotherapy approaches.

HOOKIPA’s pipeline includes wholly-owned investigational arenaviral immunotherapeutics targeting Human Papilloma Virus 16-positive cancers, prostate cancer, KRAS-mutated cancers (including colorectal, pancreatic and lung), and other undisclosed oncology indications. In addition, the company aims to develop functional cures of Hepatitis B Virus and HIV in collaboration with Gilead.

Find out more about HOOKIPA online at www.hookipapharma.com

HOOKIPA Forward Looking Statements

Certain statements set forth in this press release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by terms such as “believes,” “expects,” “plans,” “potential,” “would” or similar expressions and the negative of those terms. Such forward-looking statements involve substantial risks and uncertainties that could cause HOOKIPA’s research and clinical development programs, future results, performance, or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the drug development process, including HOOKIPA’s programs’ early stage of development, the process of designing and conducting preclinical and clinical trials, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, HOOKIPA’s ability to successfully establish, protect and defend its intellectual property, risks relating to business interruptions resulting from the coronavirus (COVID-19) disease outbreak or similar public health crises, the impact of COVID-19 on the enrollment of patients and timing of clinical results for HB-101 and other programs, and other matters that could affect the sufficiency of existing cash to fund operations and HOOKIPA’s ability to achieve the milestones and obtain equity financing under the agreements with Gilead. HOOKIPA undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see HOOKIPA’s quarterly report on Form 10-Q for the quarter ended September 30, 2021 which is available on the Securities and Exchange Commission’s website at www.sec.gov and HOOKIPA’s website at www.hookipapharma.com.

Investors and others should note that we announce material financial information to our investors using our investor relations website (https://ir.hookipapharma.com/), SEC filings, press releases, public conference calls and webcasts. We use these channels, as well as social media, to communicate with our members and the public about our company, our services and other issues. It is possible that the information we post on social media could be deemed to be material information. Therefore, we encourage investors, the media, and others interested in our company to review the information we post on the U.S. social media channels listed on our investor relations website.

For further information, please contact:

Media enquiries	Investors
Instinctif Partners	Matt Beck
hookipa@instinctif.com	Executive Director - Investor Relations
+44 (0) 7457 2020	matthew.beck@hookipapharma.com